EXHIBIT 10.3

SEPARATION AGREEMENT
AND GENERAL WAIVER AND RELEASE

This Separation Agreement and General Waiver and Release (“Agreement”) is made by and between Virginia Albert (“Employee”) and Callidus Software Inc. (the “Company”).

The Company and Employee have agreed that Employee’s last day of work in the office was March 12, 2013. From March 13, 2013 until April 30, 2013, Employee agrees to be available and responsive to the Company as an offsite employee on an as needed basis.

The Company and Employee wish to completely resolve all issues between them based on Employee’s employment with the Company and the separation therefrom. The Company therefore agrees to provide Employee with Severance Pay and Benefits despite the fact the Company is not legally, contractually or otherwise obligated to do so, as provided below, and Employee agrees to release the Company from any lawsuits or causes of action arising from or related to the employment relationship or the separation therefrom, as provided below.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

1.Separation from Employment. Employee’s separation date shall be April 30, 2013 (“Separation Date”).

2.Severance Pay and Benefits. Provided Employee complies with the terms of this Agreement, and signs and returns this Agreement, without revocation, on or before May 10, 2013, the Company agrees to provide Employee with the following Severance Pay and Benefits.

(a)
The Company agrees to pay Employee the gross amount of $286,650.00, less all required deductions, representing twelve (12) months of salary, within fourteen (14) days of the Effective Date of this Agreement.

(b)	The Company agrees to pay Employee the gross amount of $214,987.50, less all required deductions, representing twelve (12) months of target bonus.

(c)	The Company agrees to provide the Employee with twelve (12) months of COBRA coverage, in a lump sum payment, less required tax withholding.

(d)	The Company agrees to permit Employee to retain her current laptop computer after Callidus has secured and deleted all information on it, her iPad and her mobile phone.

(e)
Employee agrees that in return for this Agreement, she will receive compensation, i.e., something of value, beyond that which she was already entitled to receive before entering into this Agreement. Employee acknowledges that unless and until this Agreement is executed, and provided it is not revoked as provided herein, she is not otherwise entitled to receive the above compensation (“Severance Pay and Benefits”). Employee agrees that the Severance Pay and Benefits described in paragraphs 2 (a), (b), (c) and (d) constitute the entire amount of monetary consideration provided to her under this Agreement and that she is not entitled to any other claimed damage, costs, or attorneys' fees in connection with the matters encompassed in this Agreement.

(f)
Employee acknowledges and agrees that the offer of Severance Pay and Benefits is dependent upon execution of this Agreement and that failure to sign this Agreement within forty-five (45) days will result in the revocation of this offer. Should that day fall on a weekend or holiday where the signing of the agreement would be impossible, the offer will be extended to the first day of business after the last day the offer were to expire.

(g)
Should Employee return to work for Callidus within six months of Employee’s Separation Date, either as an employee or a contractor, Employee agrees to reimburse Callidus on a pro rata basis for Severance Pay and Benefits received.

1.Payment of Salary; Approved Business Expense Reimbursement. Employee acknowledges and represents that the Company has paid all salary due to Employee through April 30, 2013, which Employee is entitled to regardless of whether she signs this Agreement. Regardless of whether Employee signs this Agreement, the Company shall reimburse Employee for approved business expenses incurred through April 30, 2013, subject to Employee’s compliance with the Company’s policies, procedures, and rules on such expenses and documentation thereof. All expenses must be submitted within 30 days of April 30, 2013.

1.Release of All Disputes and Causes of Action. Employee hereby fully and forever releases, on behalf of herself and her respective heirs, the Company, which includes its executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations, and assigns, of and from any cause of action, whether in law or in equity, relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date upon which the Employee executes this Agreement including, without limitation,

(a)	any and all causes of action relating to or arising from Employee’s employment relationship with the Company and the separation therefrom;

(b)
any and all causes of action for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(c)
any and all causes of action for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq., but excluding the Fair Labor Standards Act, the National Labor Relations Act and any other state, federal or local statute or law which prohibits the release of claims generally or absent court, agency or other approval;

(d)	any and all causes of action for violation of the federal, or any state, constitution; and

(e)	any and all attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete and general release as to the matters released. It is the intention of the parties in executing this Agreement that it shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for its dismissal. This release does not extend to any obligations incurred under this Agreement.

2.Waiver of Known and Unknown Claims. The Employee represents that she is not aware of any disputes or causes of action she has other than the disputes and causes of action that are released by this Agreement. Employee acknowledges that she is familiar with the provisions of California Civil Code Section 1542, or any similar provision contained in the laws of the state in which Employee resides, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of this code section, nonetheless agrees to expressly waive any rights she may have under it, as well as under any other statute or common law principles of similar effect.

3.Time To Consider Agreement; Knowing and Voluntary Agreement. Employee understands and agrees that: (a) Employee has had up to 45 days within which to consider this Agreement before executing it; (b) Employee has reviewed all aspects of this Agreement; (c) Employee has carefully read and fully understands all of the provisions of this Agreement; (d) Employee understands that in agreeing to this document she is releasing the Company from any and all causes of action or lawsuits she may have against it; (e) Employee knowingly and voluntarily agrees to all the terms set forth in this Agreement; (f) Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of her choice prior to executing this agreement; (g) Employee has a full seven (7) days following the execution of this Agreement and has been and hereby is advised in writing that this Agreement will not become effective or enforceable until the revocation period has expired. To revoke, the Employee must send a written statement of revocation by certified mail to Cindy Eppard, SVP Chief Talent Officer, Callidus Software Inc., 6200 Stoneridge Mall Road, Suite 500, Pleasanton, CA 94588; and (h) Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of this Agreement is executed are not waived; and (i) Employee acknowledges that she has been informed in writing of the following information:

(i)The business unit affected;

(ii)	The job titles and ages of all affected individuals in the affected business units and the ages of all individuals in the same business units who were not affected as of her termination date;

(iii)The eligibility requirements of this severance program.

4.No Pending or Future Lawsuits. Except as described below, Employee agrees not to file any lawsuit or bring any cause of action against the Company or any other person or entity referred to herein, in any court or administrative agency, with regard to any dispute, demand, liability or obligation arising out of Employee’s employment with the Company or separation therefrom. Employee further represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly to her employment with the Company; however, nothing in this Agreement precludes Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (EEOC) or other federal, state or local governmental agency. In addition, in spite of this Agreement, the Employee still retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and ADEA before a court, the EEOC, or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. The Employee understands, however, that if she successfully pursues a claim against the Company under the OWBPA or the ADEA, the Company may seek to set off the amount paid to her for signing the release against any amount she obtains. If Employee unsuccessfully pursues a claim against the Company under the OWBPA or the ADEA, then the Company may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

5.Violation of the Agreement. By signing this Agreement, Employee agrees that she will not pursue any causes of action or lawsuits covered by this Release. If the Employee breaks this promise and violates this Agreement, the Employee agrees to pay the Company’s costs and expenses (including reasonable attorneys’ fees) that flow from that violation, other than for claims under the Older Workers Benefit Protection Act (OWBPA) and the Age Discrimination in Employment Act (ADEA). Employee also agrees that if she violates any part of this Agreement, she will not be entitled to the Severance Pay and Benefits provided by this Agreement and will immediately repay to the Company any Severance Pay and Benefits previously paid to her consistent with federal law and paragraph 7 of this Agreement. Any such violation will immediately render the Company’s obligations and agreements hereunder null and void but the Employee’s obligations and agreements hereunder shall remain in full force and effect.

6.Confidential Information. Employee acknowledges and agrees that in the course of her employment with the Company, she has had access to and/or made use of certain confidential information relating to the business activities of the Company. Such confidential information includes, but is not limited to, technical information; personnel information; business strategies; financial results; pricing data; sourcing information, design information, market surveys and research data; and contractual agreements between the Company and vendors and other persons or entities, compilations of information and records that are owned by the Company and are regularly used in the operation of the Company’s business and other information that is kept confidential by the Company. Employee agrees that she will not disclose any such confidential information, directly or indirectly, or use any of it in any way whatsoever. Employee further represents and agrees that all files, computer programs, records, documents, lists, specifications, and similar items relating to the business activities of the Company, including any and all copies, whether prepared by Employee or otherwise coming into Employee’s possession, custody or control, are property of the Company and have been or will be returned immediately by her to the Company and that she will not remove from the premises of the Company any such property or information or any electronic or other equipment of any kind. Employee understands and agrees that the Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by Employee remains in full force and effect and is incorporated herein by reference.

7.Solicitation of Employees. Employee shall not for a period of twenty-four (24) months immediately following the termination of her relationship with the Company either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, take away such employees from the Company, or attempt to so solicit, induce, recruit, encourage or take away employees of the Company, either for herself or on behalf of any other person or entity.

8.Return of Company Equipment. The Company agrees that Employee may keep her current laptop computer after Callidus has deleted all information from it, her iPad and her mobile phone, but otherwise Employee acknowledges that she has returned all Company credit cards, keys, access cards, and other equipment or material in her possession or control and understands and agrees that the Company’s payment of Severance Pay and Benefits is contingent upon the return of such equipment and material.

9.Cooperation. Employee agrees to reasonably cooperate in any and all complaints, administrative proceedings or other litigation matters to which Employee or the Company is or could reasonably become a party. Employee further agrees she will not act in any manner that might damage the business of the Company. Employee agrees that she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any lawsuits or causes of action by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under subpoena or other court order to do so. Nothing in this Agreement shall be construed to preclude Employee from testifying, assisting or participating in an investigation, proceeding or hearing conducted by the EEOC or other federal, state or local agency.

10.Non-Disparagement. Employee agrees not to disparage the Company, or any of its officers, directors or employees. The Executives of the Company agree not to disparage Employee.

11.No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12.No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President and Chief Executive Officer (“CEO”) of the Company.

13.Costs. The Parties shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement consistent with federal law and paragraphs 7 and 8 of this Agreement.

14.Enforcement. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be heard before a neutral arbitrator selected from a list provided by and in accordance with the employment rules of the Judicial Arbitration and Mediation Service (JAMS) in the jurisdiction in which the Employee worked. The arbitrator’s decision and/or award shall be final and binding. The Parties agree that the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys fees and costs incurred to enforce this Agreement.

15.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all whom might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the disputes or causes of action released herein.

16.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17.Governing Law. This Agreement shall be governed by the laws of the State of California.

18.Effective Date. This Agreement is effective on the eighth (8th) day after it has been signed by both Parties provided the Employee has not revoked the Agreement during the previous seven (7) day period.

19.Non-Admission of Liability. The parties agree that this Agreement is a compromise of all claims disputed between Employee and the Company and is not and shall never be treated as an admission of liability of any kind to Employee or any other person by the Company for any purposes whatsoever.

20.Entire Agreement. This Agreement, and the other agreements referenced herein, represent the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company. Notwithstanding the above, this Agreement does not supersede the indemnification obligations of the Company in the officer Indemnification Agreement entered into by the Company and the Employee officer the terms of which are attached hereto.

21.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the release it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

THE EMPLOYEE SHOULD READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CAUSES OF ACTION AND WILL SERVE AS A DEFENSE TO ANY CAUSE OF ACTION OR LAWSUIT THE EMPLOYEE MAY BRING.

Callidus Software Inc.
Date: April 5, 2013                By /s/ Cindy Eppard_________________
Cindy Eppard

Virginia Albert, an individual
Date: April 30, 2013                By /s/ Virginia Albert_______________
Virginia Albert